EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call - July 27, 2006

Operator:
At this time I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Rick Dauteuil from Columbia Management. Please go ahead.

Jeff Baker:	Hi, Rick.

Rick Dauteuil:
Just a couple of things. On the gross margin, is 20% the expected run rate or do you think with the give and take on bill rate increases, with some pressure on the wage side you can get back to little better numbers?

Jeff Baker:
I think we can get back to some better numbers. It's impacted by a couple of things. One is that utilization in some of those solutions practices that ran at low rates throughout the second quarter, that going into the third quarter we already see some substantial improvements in those. That will have a positive impact. The other thing is as we mentioned on the call is the IBM rebate kicked in in April, that impacted the second quarter. I think the mid market accounts will allow us to do a lot of improvement on that margin, as well.

Rick Dauteuil:
If you -- I don't know if you can do this, but can you give me a sense of the investments, quantifying the investments that are being made to create some future profitability, hopefully -- just so I get a sense of the profitability on a more normalized basis of the business.

Jeff Baker:
I think if you go back and look at the Q4 spending, that's where we kind of -- I don't want to pin a specific number on it, if you look at the Q4 spending, just in SG&A I think we're up a couple of hundred thousand dollars there, that's roughly ballpark of what we've added on there in terms of sales and recruiting resources.

Rick Dauteuil:
And my concern is that we're spending money to grow revenues and you can't spend revenues, so if all of this investment gets us to making a penny or two a quarter next year, to me that's not good business, but that's why I'm trying to dig in a little bit and see if in fact there is some light at the end of the rainbow here.

Jeff Baker:
I think there is. I mean a lot of the money on, specifically on the solutions side that we had been spending and the number I referenced was really to do on the staffing side 'cause I thought you were referring to those two or three specific staffing accounts we referred to on the last quarter call. But if you look at the solutions business we spent some serious money in the last year around this call center stuff and that stuff has triple digit type bill rate numbers associated with it and very nice margins. So we don't see that as meaningless profitability and that's the type of investment we made on that side of the business where we think we're going to have some pretty substantial bottom line effects once that takes hold. And as we said given that, you know, we're looking at kind of a healthy utilization through the end of November we expect that to be contributing pretty sizeably.

Rick Dauteuil:
And just to drill down a little bit, before you got into some of the merger discussions last year, there were one, two -- there were three or so quarters anyway or a couple of quarters that you had cut back expenses to the level that the company could produce, you know, give or take a little around a nickel a quarter -

Jeff Baker:	Right.

Rick Dauteuil:	-- is that sort of where we're pointing towards sometime in '07?

Jeff Baker:	I think that's generally what we'd be looking at for '07, yeah.

Rick Dauteuil:	Okay. Thank you.

Operator:	Your next question comes from Dennis Stoller of HS Capital. Please go ahead.

Ben Stoller:	Hi, Jeff. It's Ben Stoller. How are you?

Jeff Baker:	Hi, Ben. Good.

Ben Stoller:
Good. Actually one of my questions was already answered. The same question is can you talk a little bit about the large contracts that you'd mentioned last time and this time that are in the works and being signed and what the upside sell opportunities are from those contracts?

Jeff Baker:
Yeah, I think there were two major specific ones that we talked about last quarter that we actually had people in and billing in right now. One of them is a technology company. I don't recall exactly what their annual spend is, I think it's somewhere in the neighborhood of $30 million of contractor spend, and I believe as I recall correctly we were one of either 7 or 11 on their approved list. You know, and it now will take a while to get our proper share of the pie there but that's roughly ballpark of how much potential you're talking about in that one. The other one is, I believe, the largest quasi-governmental organization in the US, I think we're 1 of 11 at that one and if I recall correctly their spend is in the tens of millions of dollars if not hundred million in terms of contract spend.

Ben Stoller:	Right. And the upside potential in terms of getting higher margin business once we're in there, how does that generally work?

Jeff Baker:
Well, it's certainly higher margin what we're doing now because we're not covering our fixed costs, but generally these are accounts and as we rolled out this new account acquisition team, we're focusing on accounts where they allow manager contact, which is not simply a jump-ball every time a requirement comes out that you can actually have relationships and sell into those accounts for higher margin type business. You know 'cause clients are different. Some of them are these transactional accounts where all they do is simply send out a requirement electronically, you can't talk to anybody, you can't see anybody, you can't even step foot on their premises, and that just becomes a bidding match. These are accounts that basically control their spend in a much different way and have opportunity for much more attractive rates than you do at these what we call transactional accounts.

Ben Stoller:
Right. Okay, good. And then also too -- can you just give us a little color clarity in terms of how the interaction in the board room is now with a little bit of a turnover of board members? And as always I want to make the statement that it's incumbent upon the Board of Directors to deliver value to shareholders and hopefully they continue working towards that.

Jeff Baker:
No, I think it's been very good. I think that the new directors have added a lot of new insight and rightfully so, challenge a lot of the conventional thinking that we've been thinking and I think that's a healthy thing and I think it'll be very positive. I think the old board members did a great job too though, I mean we wouldn't be here after 40 years, but I think in light of the difficulties out there, having someone challenging the thinking is very good.

Ben Stoller:	Great. All right, great. Thanks and continue delivering the solid results and we look forward to more good calls.

Jeff Baker:	Okay. Thanks, Dennis.

Operator:	Once again, if you would like to ask a question, press star, then the number one on your telephone keypad. Your next question comes from Ed Griganavicius from TSI. Please go ahead.

Ed Griganavicius:	Good morning, Jeff.

Jeff Baker:	Hi, Ed.

Ed Griganavicius:
Hi. A couple of questions here, still going back to your wins from the first quarter that the other folks had asked some other questions on. As far as these three projects are there, or these three companies, are there any significant projects that are coming up that will result in you guys having the capabilities to place additional people or is this just being added to a professional services agreement and then you get a chance at any turnover that's going on in the organization? I'm just trying to get, gain some insight as to, you know, of these organizations if they have $30 million on cap ex for contractor spending how much of that is still open versus already filled?

Jeff Baker:
Yeah, these are staffing accounts, Ed, and the way it works is that while they do have projects come and go the turnover is pretty consistent throughout the year and so what you do is, starting -- as soon as we got it up and running you start receiving the requirements immediately. So you're not really waiting on necessarily a big project to start, you know, there's turnover throughout the year on existing projects and as new projects get kicked off. And you do see some ups and downs, cycles based on projects, but within accounts of this size, you generally see some pretty steady demand throughout the year.

Ed Griganavicius:	Okay. Do you guys - are you guys tracking the reqs and...

Jeff Baker:	Yeah. We track the reqs on all of our accounts. We track them, we rank them, we try to put some real qualitative analysis around them to make sure we're chasing good work and not just chasing work.

Ed Griganavicius:	So as far as how are your wins then on these new accounts then?

Jeff Baker:
Well, it's slow going and I think we said on the call that it'll take us a while to get up and running 'cause you really, while arguably you're selling the same resources across a lot of different accounts they're, understanding how clients look at things, the terminology they use, you know, and developing relationships with the managers, that's really what goes into it that affects how quickly you get the scale you need in there.

Ed Griganavicius:
Okay. As far as your government practice, can you describe how you're doing on that? It sounds like its still at the state level, is there any plans to move that to a federal level, your criminal justice systems?

Jeff Baker:
Well, we'd like it to be at federal level, we just haven't figured out how to crack that one yet. We looked at buying one; we thought we were picking up one when we had the Computer Horizons transaction. We'd love to be in there because early on we mapped the various services we provide against the various government agencies and what they're expected to spend and it is a big opportunity. The challenge for us is if you do it organically, and we brought in outside consultants to help us with this, it takes a long time to get it up and running in that Federal area. Likewise if you buy one they're incredibly expensive, they generally run over one times revenue and when you're using a currency that's .15 or .16 times revenue it's very difficult to digest that pill, strategic or not, that's a pretty dilutive type of deal when you're looking at it.

Ed Griganavicius:	So pretty much it's status quo then?

Jeff Baker:	Status quo for now, but we still are looking at opportunities of how we would get in there.

Ed Griganavicius:	Okay. You've mentioned in a number of calls, I believe prior, and it's in your annual report that one of your top initiatives is implementing a next generation staffing model.

Jeff Baker:	Mm-Hmm.

Ed Griganavicius:	And can you describe that, specifically, is that really what we're talking about on new equities?

Jeff Baker:
It's new equities and various derivatives of that. It’s kind of what we internally refer to as new equities light. I mean it's the whole idea that instead of just reactively responding to requirements, you get in and you understand the buying behaviors, your skills and so forth, within different clients, different geographies and so forth, and then you proactively identify catalogue, create taxonomies to provide the resources for those opportunities before they come, so you're building in effect a virtual bench to deal with this. And this was a function of looking out further in the future and we see some signs of it already when the supply and demand curves start to shift, having a much closer relationship with that supply side becomes very important. And so that's why, you know, getting the taxonomies, getting the skill communities put together where you have known demand and then serving that demand instead of reactively responding to it is really where we're trying to head. We have a number of different areas where we're piloting different versions of this. We focus on the business analysts community here in Minneapolis, in Charlotte we have some activities going on with about 40 to 50 consultants in the financial area down there, and then with some of our larger accounts we're looking to transition certain pieces of that work to this new model in the near term as well.

Ed Griganavicius:
So one last thing, again you're mentioning that you're seeing more increased revenue in the fourth quarter and that hopefully in '07 we'll see some profitable quarters beyond a penny per quarter. With that, you mentioned in the last quarter's call that the board was looking at different initiatives to maximize shareholder value. One was possibly a stock buy back. Again, with so much optimism for Q4 and potentially 2007, would this not now be a good time to put that out there?

Jeff Baker:
No, I think it would. I think I was responding to a question on the last call. That is something that we're looking at. Obviously, as we continue to generate positive EBITDA cash we need to make smart choices about how we apply that cash and whether it's reducing debt, making investments or buying back stock. I think we have to be very judicious in looking at that. You know I won't go too far on this question 'cause I don't want to talk about things I'm not supposed to, but it is something that we are actively looking into and have been for some time now. There are some administrative things we need to take care of with respect to our line of credit with GE, but I think we're well aware of what needs to be done there.

Ed Griganavicius:	Okay. And actually one other -- your headcount for this quarter was 3,060, what was it last quarter?

Jeff Baker:	Dave, do you have it?

David Steichen:	It was about, just right at 3,000.

Ed Griganavicius:	Okay. And as far as a net of billables, consultants, what was the net change?

David Steichen:	We were up maybe 15 or 20 on billable consultants.

Ed Griganavicius:	Okay. All right. Thank you, very much.

Operator:	Your next question comes from Rick Dauteuil of Columbia Management. Please go ahead.

Rick Dauteuil:
Hi guys. Just to dig at the cost structure, if you were to -- and I know you guys are on board with looking at strategic options and consolidation in the industry and probably on board with little micro caps have a hard time justifying being public, but have you guys quantified the public company costs, the D&O insurance the other costs of being public, have you guys quantified that, I'd be curious.

Jeff Baker:
Yeah, and it's a big number and I don't want to go into detail about that. But I think if you refer back to the announcement around the Computer Horizon's deal, the announced number we were targeting was 15 million. A fair amount of that was public company related costs, what we call enterprise level cost, it's the duplicate structures, it's the duplicate board, it's the D&O insurance and under that situation you still have one public company, so it's a healthy double-digit number in the millions.

Operator:
Once again, if you would like to ask a question, press star, then the number one on your telephone keypad.

There appears to be no further questions at this time.

This concludes today's Analysts International conference call. You may now disconnect and have a wonderful day.